As filed with the Securities and Exchange Commission on July 14, 2000
                            Registration No.  333-________

=============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                          _______________________
                                 FORM S-3
                          REGISTRATION STATEMENT
                     Under The Securities Act of 1933
                          _______________________

                                COM21, INC.
          (Exact name of Registrant as specified in its charter)
                          _______________________
          Delaware                                    94-3201698
(State or other jurisdiction of                    (I.R.S Employer
incorporation or organization)                  Identification Number)


                              750 Tasman Drive
                         Milpitas, California 95053
                               (408) 953-9100

(Address, including zip code, and telephone number, including area code, of
                  Registrant's principal executive offices)
                          _______________________

                               Peter D. Fenner
                    President and Chief Executive Officer
                                Com21, Inc.
                              750 Tasman Drive
                         Milpitas, California 95053
                               (408) 953-9100

(Name, address, including zip code, and telephone number, including area code, of agent for service)
                          _______________________

                                Copies to:

                          Michael S. Dorf, Esq.
                      Wilson Sonsini Goodrich & Rosati
                         Professional Corporation
                                One Market
                            Spear Street Tower
                          San Francisco, CA 94105
                               (415) 947-2000
                          _______________________

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                       CALCULATION OF REGISTRATION FEE
_____________________________________________________________________________
                                     Proposed        Proposed
                                      Maximum         Maximum
Title of Each Class     Amount       Offering        Aggregate      Amount of
 of Securities to        to be         Price          Offering     Registration
  be Registered       Registered     Per Share       Price (1)         Fee
_____________________________________________________________________________

Common Stock
$0.001 par value
per share              2,281,720       $28.75       $65,599,450      $17,319
_____________________________________________________________________________

(1) The price of $28.75, the average of the high and low prices of Com21's common stock on the Nasdaq Stock Market's National Market on July 10, 2000, is set forth solely for the purpose of computing the registration fee pursuant to Rule 457(c).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
=============================================================================

THE INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE
AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.
THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED ________, 2000

PRELIMINARY PROSPECTUS

                             2,281,720 Shares

                                COM21, INC.

                               Common Stock

This prospectus relates to the public offering, which is not being underwritten, of up to 2,281,720 shares of our common stock which is held by some of our current shareholders. These shareholders acquired these shares in a private transaction in which we acquired all of the ordinary shares of GADline, Ltd.

The prices at which such shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

Our common stock is quoted on the Nasdaq National Market under the symbol "CMTO." On July 10, 2000, the closing bid price for our common stock was $30.375.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTIONS ENTITLED "RISK FACTORS" IN THE DOCUMENTS WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION THAT ARE INCORPORATED BY REFERENCES IN THIS PROSPECTUS FOR CERTAIN RISKS AND UNCERTAINTIES THAT YOU SHOULD CONSIDER.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is _______, 2000.

No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Com21, Inc. (referred to in this prospectus as "Com21" or the "Registrant"), any selling shareholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                                THE COMPANY

Com21's principal executive offices are located at 750 Tasman Drive, Milpitas, California 95053. Com21's telephone number is (408) 953-9100.

                               RISK FACTORS

     You should carefully consider the following risks, as well as the other information included or incorporated by reference in this prospectus, before deciding whether you wish to purchase any of the shares offered hereby.

     Com21's operating results in one or more future periods are likely to fluctuate significantly and may fail to meet or exceed the expectations of securities analysts or investors.

Com21's operating results are likely to fluctuate significantly in the future on a quarterly and an annual basis due to a number of factors, many of which are outside Com21's control. Factors that could cause Com21's revenues to fluctuate include the following: key component shortages or failures from Com21's suppliers in providing necessary materials; delays in introducing standards based products that are certified as meeting the specifications of various approval organizations; variations in the timing of orders and shipments of Com21's products; variations in the size of orders by Com21's customers; new product introductions by Com21 or by competitors; the timing of upgrades of cable plants; variations in capital spending budgets of cable operators; delays in obtaining regulatory approval for commercial deployment of cable modem systems; and general economic conditions and economic conditions specific to the cable and electronic data transmission industries. The amount and timing of Com21's operating expenses generally will vary from quarter to quarter depending on the level of actual and anticipated business activities. Research and development expenses will vary as Com21 develops new products. Com21 has a limited backlog of orders, and total revenues for any future quarter are difficult to predict. Supply, manufacturing or testing constraints could result in delays in the delivery of Com21's products. Any delay in the product deployment schedule of one or more of Com21's cable operator customers would likely materially adversely affect Com21's operating results for a particular period. A variety of factors affect Com21's gross margin, including the following: the sales mix within a product group, e.g. proprietary vs. DOCSIS modems; component prices Com21 secures from its vendors; the average selling prices of Com21's products; the effectiveness of Com21's cost reduction efforts; the sales mix between Com21's headend equipment and cable modems; the volume of products manufactured; and the distribution channel or customer mix. In the past Com21 has experienced declines in the average selling price of its cable modems and headend equipment. Com21 expects average sales prices of its modems and headend equipment will continue to show decreases to meet competitive pressures, especially those pressures related to the introduction of DOCSIS and other standard based modems. In addition, the sales mix between Com21's headend equipment and modems also affects its gross margin. Sales of Com21's cable modems yield lower gross margins than do sales of its headend equipment, and sales of its DOCSIS cable modems currently yield lower margins than do sales of its proprietary cable modems. Com21 anticipates that its sales mix will continue to be weighted toward cable modems during 2000 and increasingly toward DOCSIS cable modems. If the price declines are not offset by a decline in the costs of manufacturing its cable modems or an increase in sales of higher margin telephone and office cable modems, Com21's gross margin will be adversely affected. Because of these factors, Com21's operating results in one or more future periods may not meet or exceed the expectations of securities analysts or investors. In that event, the trading price of Com21's Common Stock would likely decline.

     Com21 may not be able to produce sufficient quantities of its products because it obtains certain components from, and depends on, certain key sole suppliers.

Certain parts, components and equipment used in Com21's products are obtained from sole sources of supply. Com21's cable modems include sole-sourced chipsets, filters and other materials. Additional sole-sourced components may be incorporated into Com21's equipment in the future. Com21 is currently experiencing shortages of certain key components for its modems and headend equipment. In order to fulfill demand for its products Com21 has made purchases of these components on the spot market at a price that is higher than it has experienced in the past. If Com21 is unable to purchase these key components at a high enough volume to meet demand, it will be unable to produce enough cable modems and headend equipment to meet its production and delivery schedules. Com21 does not have any long term supply contracts to ensure sources of supply. If it fails to obtain components in sufficient quantities when required, its business could be harmed. Com21's suppliers may enter into exclusive arrangements with its competitors, stop selling their products or components to Com21 at commercially reasonable prices or refuse to sell their products or components to Com21 at any price. Com21's inability to obtain sufficient quantities of sole-sourced components, or to develop alternative sources for components and/or products would materially adversely affect its business. Additionally, Com21 currently has relationships with third parties to OEM certain cable modem products. If these relationships are not maintained or are terminated and the supply of these OEM products is halted, its business may be adversely affected. If any manufacturers or other sole source suppliers delay or halt production of any of their components, Com21's business, operating results and financial condition could be materially adversely affected.

     Competition for qualified personnel in the cable networking equipment and telecommunications industries is intense, and Com 21 may not be successful in attracting and retaining these personnel.

Com21's future success will depend, to a significant extent, on the ability of its management to operate effectively, both individually and as a group. Com21 is dependent on its ability to retain and motivate high caliber personnel, in addition to attracting new personnel. Competition for qualified personnel in the cable networking equipment and telecommunications industries is extremely intense, especially in the San Francisco Bay Area, and Com21 may not be successful in attracting and retaining such personnel. Com21 expects to add additional personnel in the near future. There may be only a limited number of people with the requisite skills to serve in those positions and it may become increasingly difficult to hire these people. Com21 is actively searching for research and development engineers, who are in short supply. Com21's business will suffer if it encounters delays in hiring additional engineers. In response to the intense competition for qualified personnel in the San Francisco Bay Area, Com21 has opened up a research facility in Ireland and a customer service center in The Netherlands and may set up additional centers in remote locations. If it is unable to effectively manage and coordinate these development and customer service activities in these widely dispersed areas its business may be adversely affected. Competitors and others have in the past and may in the future attempt to recruit Com21's employees. Com21 does not have employment contracts with any of its key personnel. It does not maintain key person life insurance on its key personnel. The loss of the services of any of its key personnel, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly engineers, could negatively affect Com21's business.

     Com21 has a short operating history, has incurred net losses since its inception and expects to incur losses in the future.

Com21 did not commence product shipments until April 1997. As a result, it has only a limited operating history upon which you may evaluate its prospects. Com21 has incurred net losses since inception and expects to continue to operate at a loss through at least fiscal 2000. To achieve profitable operations in the future, Com21 must successfully design, develop, test, manufacture, introduce, market and distribute its products on a broad commercial basis. Com21's ability to generate future revenues will depend on a number of factors, many of which are beyond its control. These factors include the following: the rate at which cable operators upgrade their cable plants; Com21's ability and the ability of cable operators to coordinate timely and effective marketing campaigns with the availability of upgrades; cable operators' success in marketing data-over-cable services and Com21's modems to subscribers; cable operators' success in setting prices for data transmission installation service; and cable operators' success and timeliness in the installation of subscriber site equipment. Due to these factors, Com21 cannot forecast with any degree of accuracy what its revenues will be or how quickly cable operators will adopt its systems. Therefore, Com21 may not achieve, or be able to sustain, profitability.

     Com21 may not be able to produce sufficient quantities of its products because Com21 depends on third-party manufacturers, their suppliers and OEM suppliers and has limited manufacturing experience.

Com21 contracts for the manufacture of cable modems and integrated circuit boards on a turnkey basis. Its future success will depend, in significant part, on its ability to have others manufacture its products cost-effectively, in sufficient volumes and to meet production and delivery schedules. A number of risks are associated with Com21's dependence on third-party manufacturers including: failure to meet Com21's delivery schedules; quality assurance; manufacturing yields and costs; the potential lack of adequate capacity during periods of excess demand; difficulty in planning mix of units to be produced by manufacturer; increases in prices and the potential misappropriation of Com21's intellectual property. Any manufacturing disruption could impair Com21's ability to fulfill orders. Com21 has no long-term contracts or arrangements with any of its vendors that guarantee product availability, the continuation of particular payment terms or the extension of credit limits. Com21 may experience manufacturing or supply problems in the future. Com21 is dependent on its manufacturers to secure components at favorable prices, but Com21 may not be able to obtain additional volume purchase or manufacturing arrangements on terms that it considers acceptable, if at all. Any such difficulties could harm Com21's relationships with customers.

     Both Com21's proprietary products and its standards based products are subject to evolving industry standards. If its products do not comply with any standard that achieves market acceptance, customers may refuse to purchase its products.

The DOCSIS standard has achieved substantial market acceptance in North America. Conformance with the DOCSIS standard is being determined through certification tests performed by CableLabs. As Com21 continues to enhance current DOCSIS products and develop new products and as the evolution of the DOCSIS standard continues Com21 may incur additional costs associated with making its cable modems compliant with various versions of the DOCSIS standard. Additionally, Com21 cannot assure you that future enhancements or new DOCSIS product offerings will be CableLabs certified according to Com21's anticipated schedule, or that if certified, will meet with market acceptance. The emergence or evolution of industry standards, either through adoption by official standards committees or widespread use by cable operators or telephone companies could require Com21 to redesign current products. There is movement by some cable operators in Europe towards either a DVB or EuroDOCSIS standard. Com21 currently has DVB products that it OEMs from a third party supplier, but it cannot assure you that its DVB products will meet the evolving DVB specifications. Additionally, Com21 cannot assure you that if a EuroDOCSIS standard obtains widespread acceptance, Com21 will be able to design and produce a EuroDOCSIS modem that meets EuroDOCSIS specifications. The widespread adoption of DOCSIS, DVB, EuroDOCSIS or other standards outside North America could cause aggressive competition in the cable modem market and result in lower sales of Com21's proprietary headend products and lower revenues from licensing of its network management software. Any of these events would adversely affect Com21's gross margin and its operating results. The development of new competing technologies and standards increases the risk that current or new competitors could develop products that would reduce the competitiveness of Com21's products. If any of these new technologies or standards achieve widespread market acceptance, any failure by Com21 to develop new products or enhancements, or to address these new technologies or standards, would harm its business.

     Com21's future success will depend in part upon its ability to enhance its existing products and to develop and introduce, on a timely basis, new products and features that meet changing customer requirements and emerging industry standards.

The market for cable modem systems and products is characterized by rapidly changing technologies and short product life cycles. Com21's future success will depend in large part upon its ability to: identify and respond to emerging technological trends in the market; develop and maintain competitive products; enhance its products by adding innovative features that differentiate its products from those of its competitors; bring products to market on a timely basis at competitive prices; and respond effectively to new technological changes or new product announcements by others. If Com21's product development and enhancements take longer than planned, the availability of products would be delayed. Com21's future success will depend in part upon its ability to enhance its existing products and to develop and introduce, on a timely basis, new products and features that meet changing customer requirements and evolving and emerging industry standards. The technical innovations required for Com21 to remain competitive are inherently complex, require long development cycles, are dependent in some cases on sole source suppliers and require Com21, in some cases, to license technology from others. Com21 must continue to invest in research and development to attempt to maintain and enhance its existing technologies and products, but it may not have the funds available to do so. Even if Com21 has sufficient funds, these investments may not serve the needs of customers or be compatible with changing technological requirements or standards. Most expenses must be incurred before the technical feasibility or commercial viability can be ascertained. Revenues from future products or product enhancements may not be sufficient to recover the development costs associated with the products or enhancements.

     Com21 relies on indirect distribution channels for its products and needs to develop additional distribution channels.

Today, cable operators and systems integrators purchase cable modems from vendors through direct and indirect sales channels. In North America, due to the DOCSIS standard achieving widespread market acceptance, Com21 anticipates that the North American cable modem market will shift to a consumer purchase model. If this occurs, Com21 will sell more of our cable modems directly through consumer sales channels. Com21's success will be dependent on its ability to market effectively to end users, to establish brand awareness, to set up the required channels of distribution and to have cable operator's reference sell its products. Consequently, Com21 has begun to establish new distribution channels for its cable modems. Com21 may not have the capital required or the necessary personnel, or expertise to develop these distribution channels, which could materially adversely affect its business, operating results and financial condition. To the extent that large consumer electronics companies enter the cable modem market, their well-established retail distribution capabilities would provide them with a significant competitive advantage.

The market in which Com21 sells its products is characterized by many competing technologies, and the technology on which its product is based may not compete effectively against other technologies.

The market for high-speed data transmission services has several competing technologies which offer alternative solutions. Technologies which compete with Com21's solution are: (i) telephone company-related wireline technologies such as: dial-up (analog modems); digital subscriber line, known as DSL, ADSL, among others; and integrated services digital network, known as ISDN; (ii) wireless technologies such as: local multipoint distribution service, known as LMDS; multi-channel multipoint distribution service, commonly known as MMDS; and direct satellite; and (iii) fiber optic technologies such as: fiber to a residence; and fiber to a multi-dwelling unit. Because of the widespread reach of telephone networks and the financial resources of telephone companies, competition from telephone company-related solutions is expected to be intense. Cable modem technology may not be able to compete effectively against wireline or wireless technologies. In addition, one of Com21's competitors has developed a commercially available alternative modulation technology. Significant market acceptance of alternative solutions for high-speed data transmission could decrease the demand for Com21's products if these alternatives are viewed as providing faster access, greater reliability, increased cost-effectiveness or other advantages.

     Com21's market is highly competitive and has many more established competitors.

The market for Com21's products is intensely competitive, rapidly evolving and subject to rapid technological change. Many of its current and potential competitors have been operating longer, have better name recognition, more established business relationships and significantly greater financial, technical, marketing and distribution resources than Com21 does. These competitors may undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing new or enhanced products than Com21 does.

     The sales cycle for Com21's products is lengthy.

The sales cycle associated with Com21's products is typically lengthy, generally lasting from three to six months. Its customers, typically, conduct significant technical evaluations of competing technologies prior to the commitment of capital and other resources. In addition, purchasing decisions may be delayed because of Com21's customers' internal budget approval procedures. Sales are generally subject to customer trials, which typically last three months. Because of the lengthy sales cycle and the large size of customers' orders, if orders forecasted for a specific customer for a particular quarter do not occur in that quarter, Com21's operating results for that quarter could suffer.

     Com21 must reduce the cost of its cable modems to remain competitive.

Certain of Com21's competitors' cable modems are priced lower than Com21's cable modems. As headend equipment becomes more widely deployed, the price of cable modems and related equipment will continue to decline. In particular, the adoption of industry standards, such as the DOCSIS standard in North America, has caused increased price competition for cable modems. Com21 may not be able to continually reduce the costs of manufacturing its cable modems sufficiently to enable Com21 to lower its modem prices and compete effectively with other cable modem suppliers. If Com21 is unable to reduce the manufacturing costs of its cable modems, Com21's gross margin and operating results would be harmed.

     Com21's failure to adequately protect its proprietary rights may adversely affect it.

Com21 relies on a combination of patent, copyright and trademark laws, and on trade secrets and confidentiality provisions and other contractual provisions to protect its proprietary rights. These measures afford only limited protection. Com21's means of protecting its proprietary rights in the U.S. or abroad may not be adequate and competitors may independently develop similar technologies. Com21's future success will depend in part on its ability to protect its proprietary rights and the technologies used in its principal products. Despite Com21's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of its products or to obtain and use trade secrets or other information that Com21 regards as proprietary. In addition, the laws of some foreign countries do not protect Com21's proprietary rights as fully as do the laws of the U.S. Issued patents may not preserve Com21's proprietary position. Even if they do, competitors or others may develop technologies similar to or superior to those of Com21. If Com21 does not enforce and protect its intellectual property, its business will be harmed. From time to time, third parties, including Com21's competitors, have asserted patent, copyright and other intellectual property rights to technologies that are important to Com21. Com21 expects that it will increasingly be subject to infringement claims as the number of products and competitors in the cable modem market grows and the functionality of products overlaps. The results of any litigation matter are inherently uncertain. In the event of an adverse result in any litigation with third parties that could arise in the future, Com21 could be required to pay substantial damages, including treble damages if it is held to have willfully infringed, to halt the manufacture, use and sale of infringing products, to expend significant resources to develop non-infringing technology, or to obtain licenses to the infringing technology. Licenses may not be available from any third party that asserts intellectual property claims against Com21, on commercially reasonable terms, or at all. In addition, litigation frequently involves substantial expenditures and can require significant management attention, even if Com21 ultimately prevails. There can be no assurance that Com21 would be able to successfully resolve legal disputes in the future.

     Com21's failure to manage growth could adversely affect it.

Com21 has rapidly and significantly expanded its operations and anticipate that further significant expansion will be required to address potential growth in its customer base and market opportunities. To manage the anticipated growth of its operations, Com21 will be required to: improve existing and implement new operational, financial and management information controls, reporting systems and procedures; hire, train and manage additional qualified personnel; expand and upgrade its core technologies; and effectively manage multiple relationships with its customers, suppliers and other third parties. Com21 competes for skilled personnel in a labor market where there is a shortage of qualified personnel and salary demands are above the norm. Com21 must be able to continue to recruit and retain personnel, and failure to do so would result in Com21 not meeting its anticipated growth goals. In addition, Com21's management team may not be able to achieve the rapid execution necessary to fully exploit the market for its products and services. Com21 may not be able to install management information and control systems in an efficient and timely manner, and its current or planned personnel, systems, procedures and controls may not be adequate to support its future operations. In the future, Com21 may experience difficulties meeting the demand for its products and services. The installation and use of Com21's products requires training. If Com21 is unable to provide training and support for its products, the implementation process will be longer and customer satisfaction may be lower. Com21 cannot assure you that its systems, procedures or controls will be adequate to support the anticipated growth in its operations. Any failure to manage growth effectively could materially adversely affect its business, operating results and financial condition.

     Com21 depends on strategic relationships.

Com21's business strategy relies to a significant extent on its strategic relationships with other companies. These relationships include: software license arrangements for its network management system; technology licensing agreements for certain products; development and OEM arrangements with certain suppliers for advanced products; marketing arrangements with system integrators, and others; and collaboration agreements with suppliers of routers and headend equipment to ensure the interoperability of Com21's cable modems with these suppliers. These relationships may not be successful because Com21 may not be able to continue to maintain, develop or replace them in the event any of these relationships are terminated. In addition, any failure to renew or extend any licenses between any third party and Com21 may adversely affect Com21's business.

     Com21's customer base is concentrated and the loss of one or more of its customers could cause its business to suffer.

A relatively small number of customers (which include system integrators) have accounted for a large part of Com21's revenues to date, and Com21 expects that this trend will continue. Com21 expects that its largest customers in the future could be different from its largest customers today due to a variety of factors, including customers' deployment schedules and budget considerations. In addition, certain of Com21's system integrators could develop and manufacture products that compete with Com21 and therefore could no longer distribute its products. Because a limited number of cable operators account for a majority of Com21's prospective customers, its future success will depend upon its ability to establish and maintain relationships with these companies. Com21 may not be able to retain its current accounts or to obtain additional accounts. Both in the U.S. and internationally, a substantial majority of households passed are controlled by a relatively small number of cable operators. The loss of one or more of Com21's customers or its inability to successfully develop relationships with other significant cable operators could cause Com21's business to suffer.

     Com21 is subject to risks associated with operating in international markets.

Com21 expects that a significant portion of its sales will continue to be in international markets for the foreseeable future. Com21 intends to expand operations in its existing international markets and to enter new international markets, which will demand management attention and financial commitment. In addition, a successful expansion of its international operations and sales in certain markets will require Com21 to develop relationships with international systems integrators and distributors. Com21 may not be able to identify, attract or retain suitable international systems integrators or distributors. Com21 may not be able to successfully expand its international operations. Furthermore, to increase revenues in international markets, Com21 will need to continue to establish foreign operations, to hire additional personnel to run these operations and to maintain good relations with its foreign systems integrators and distributors. To the extent that Com21 is unable to successfully do so, its growth in international sales will be limited and its operating results could be adversely affected. Com21's international sales to date have been denominated in U.S. dollars. Com21 does not currently engage in any foreign currency hedging transactions. A decrease in the value of foreign currencies relative to the U.S. dollar could make Com21's products more expensive in international markets. In addition to currency fluctuation risks, international operations involve a number of risks not typically present in domestic operations, including: changes in regulatory requirements; costs and risks of deploying systems in foreign countries; licenses, tariffs and other trade barriers; political and economic instability; difficulties in staffing and managing foreign operations; potentially adverse tax consequences; difficulties in obtaining governmental approvals for products; the burden of complying with a wide variety of complex foreign laws and treaties; and the possibility of difficult accounts receivable collections. Com21 is also subject to the risks associated with the imposition of legislation and regulations relating to the import or export of high technology products. Com21 cannot predict whether charges or restrictions upon the importation or exportation of its products will be implemented by the U.S. or other countries. Future international activity may result in sales denominated in foreign currencies. Gains and losses on the conversion to U.S. dollars of accounts receivable, accounts payable and other monetary assets and liabilities arising from international operations may contribute to fluctuations in Com21's operating results. Any of these factors could materially and adversely affect its business, operating results and financial condition.

     Com21 may be subject to risks associated with acquisitions.

Com21 continually evaluates strategic acquisitions of other businesses. If Com21 were to consummate an acquisition, it would be subject to a number of risks, including: difficulty in assimilating the acquired operations and personnel; limits on its ability to retain the acquired subscribers; risks of entering markets in which Com21 has no or limited direct prior experience and where competitors in such markets have stronger market positions; disruption of Com21's ongoing business; and limits on Com21's ability to successfully incorporate acquired technology and rights into its service offerings and maintain uniform standards, controls, procedures, and policies. Com21 may not be able to successfully overcome problems encountered with potential acquisitions. In addition, an acquisition could materially adversely affect its operating results by diluting its stockholders' equity, causing Com21 to incur additional debt, or requiring it to amortize acquisition expenses and acquired assets.

     Com21 faces risks from the uncertainties of the Internet.

There are currently few laws or regulations that apply directly to access or commerce on the Internet. Com21 could be materially adversely affected by regulation in any country where it operates, on such technology as voice over the Internet, encryption technology and access charges for Internet service providers. The adoption of such measures could decrease demand for Com21's products, and at the same time increase its cost of selling its products. Changes in laws or regulations governing the Internet and Internet commerce could have a material adverse effect on Com21's business, operating results and financial condition.

     The industry in which Com21 competes is subject to consolidation.

There has been a trend toward industry consolidation for several years. Com21 expects this trend toward industry consolidation to continue as companies attempt to strengthen or hold their market positions in an evolving industry. Com21 believes that industry consolidation may provide increasingly stronger competitors that are better able to compete as sole-source vendors for customers. This could lead to more variability in operating results as Com21 competes to be a single vendor solution and could have a material adverse effect on its business, operating results and financial condition. Additionally Com21 believes that industry consolidation may lead to fewer potential customers. If Com21 is unable to maintain its current customers or secure additional customers its business could be adversely affected.

     Com21 may be subject to product returns and product liability claims due to defects in its products.

Com21's products are complex and may contain undetected defects, errors or failures. These errors have occurred in its products in the past and additional errors may be expected to occur in its products in the future. The occurrence of any defects, errors, or failures could result in delays in installation, product returns and other losses to Com21 or to its cable operators or end-users. Any of these occurrences could also result in the loss of or delay in market acceptance of its products, which could have a material adverse effect on its business, operating results and financial condition. Com21 would have limited experience with the problems that could arise with any new products that it introduces. Although Com21 has not experienced any product liability claims to date, the sale and support of its products entail the risk of these claims. A successful product liability claim brought against Com21 could have a material adverse effect on its business, operating results and financial condition.

     The location of Com21's facilities subjects it to the risk of earthquakes and other natural disasters.

Com21's corporate headquarters, including most of its research and development operations and its in-house manufacturing facilities, are located in the Silicon Valley area of Northern California, a region known for seismic activity. A significant natural disaster in the Silicon Valley, such as an earthquake, could have a material adverse impact on Com21's business, financial condition and operating results.

     Com21's stock price is highly volatile and broad market fluctuations may adversely affect the market price of its Common Stock.

The trading price of Com21's Common Stock has fluctuated significantly since its initial public offering in May 1998. In addition, the trading price of its Common Stock could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by Com21 or its competitors, announcements by certification and standards bodies, developments with respect to patents or proprietary rights, changes in financial estimates by securities analysts and other events or factors. In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many high technology companies and that often has been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of Com21 Common Stock. Additionally, Com21 may choose to structure acquisitions or other transactions by issuing additional Com21 Common Stock that would have a dilutive affect on the Common Stock currently outstanding. Although Com21 anticipates these types of transactions will increase the overall value of Com21, Inc., they may have an adverse affect on the market price of its Common Stock.


                         FORWARD-LOOKING STATEMENTS

Com21 has made forward-looking statements in this document and the documents incorporated by reference herein that are subject to risks and uncertainties. These statements are based on management's beliefs and assumptions, based on information currently available to management. Forward-looking statements include, but are not limited to, information concerning possible future results of operations of Com21 set forth under the section entitled "Risk Factors." Statements in this document and the documents incorporated herein by reference preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates," "should" or similar expressions identify forward-looking statements.

Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Com21 may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Com21's ability to control or predict. Shareholders are cautioned not to put undue reliance on any forward-looking statements. In addition, Com21 does not have any intention or obligation to update forward-looking statements after the date of this prospectus even if new information, future events or other circumstances have made them incorrect or misleading. For those statements, Com21 claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

In evaluating the exchange, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" in this prospectus and in the documents incorporated by reference herein.

                     WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room 15 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from our web site at sttp://www.Com21.com or at the SEC's web site at http://www.sec.gov.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

     (a) Com21's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed March 24, 2000, including certain information in Com21's Definitive Proxy Statement in connection with Com21's 2000 Annual Meeting of Shareholders;

     (b) Com21's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 filed May 15, 2000;

     (c) COM21's Current Report on Form 8-K filed April 24,
2000; and

     (d) The description of Com21 Common Stock contained in its registration statement on Form 8-A filed April 8, 1998, including any amendments or reports filed for the purpose of updating such descriptions.
You may request a copy of these filings, at no cost, by writing to telephoning us at the following address:

	David Robertson
	Chief Financial Officer
	Com21, Inc.
	750 Tasman Drive
	Milpitas, CA  95053
	(408) 953-9100

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                               USE OF PROCEEDS

Com21 will not receive any of the net proceeds from the sale of the shares of Com21 common stock offered hereby, all of which proceeds will be received by the selling shareholders.


                            PLAN OF DISTRIBUTION

Com21 is registering all 2,281,720 shares on behalf of certain selling shareholders. All of the shares were issued by us in connection with our acquisition of GADline, Ltd. Com21 acquired all of the outstanding ordinary shares of GADline, and GADline is now a wholly-owned subsidiary of Com21. Com21 will receive no proceeds from this offering. The selling shareholders named in the table below or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (collectively, the "Selling Shareholders") may sell the shares from time to time. The Selling Shareholders will act independently of Com21 in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Shareholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

   - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,
   - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,
   - an exchange distribution in accordance with the rules of such exchange,
   - ordinary brokerage transactions and transactions in which the broker solicits purchasers, and
   - in privately negotiated transactions.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in the resales.

The Selling Shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders also may sell shares short and redeliver the shares to close out such short positions. The Selling Shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The Selling Shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The Selling Shareholders have advised Com21 that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by Selling Shareholders.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the Selling Shareholders. Com21 will make copies of this prospectus available to the Selling Shareholders and has informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

Com21 will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

   - the name of each such Selling Shareholder and of the participating broker-dealer(s),
   - the number of shares involved,
   - the price at which such shares were sold,
   - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,
   - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and
   - other facts material to the transaction.

Com21 will bear all costs, expenses and fees in connection with the registration of the shares. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The Selling Shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                           SELLING SHAREHOLDERS

The following table sets forth the number of shares owned by each of the Selling Shareholders. None of the Selling Shareholders has had a material relationship with Com21 within the past three years other than as a result of the ownership of the shares or other securities of Com21 or as a result of their employment with Com21 as of the date of the closing of the acquisition of GADline. No estimate can be given as to the amount of shares that will be held by the Selling Shareholders after completion of this offering because the Selling Shareholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the Selling Shareholders named below.

                                                                  Number of
                                                  Percent of       Shares
                              Number of Shares    Outstanding   Registered for
Name of Selling Shareholder  Beneficially Owned   Shares (1)   Sale Hereby (2)
___________________________  __________________  ____________  _______________

Gidon Tahan                         443,353          1.83%           443,353
David Cohen                         443,353          1.83%           443,353
William C. Mattison, Jr.             19,758              *            19,758
Bear Stearns Securities
Corporation as Custodian
for William C. Mattison,
Jr. IRA R/O                           6,585              *             6,585
Mattison Family Trust                19,758              *            19,758
The Mattison Foundation, Inc.         6,585              *             6,585
Emanuel Gerard                       43,907              *            43,907
Eric Singer                           2,304              *             2,304
Bank of America FBO
Eric Singer IRA                       2,304              *             2,304
Charles L. Ughetta IRA                2,194              *             2,194
Charles F. &
Kathryn D. Ughetta                    2,194              *             2,194
Vincent John Kenney                   1,645              *             1,645
Nathan Schipper                         657              *               657
Richard C. Mekenzie, Jr.             21,953              *            21,953
Issac & Ruth Vidomlanski              3,951              *             3,951
Abraham & Myra Selesny                1,316              *             1,316
Nathan Low                           43,738              *            43,738
Merich Ozada                         43,738              *            43,738
Israel Emerging Growth Fund, L.P.     4,938              *             4,938
Adrian Davis                            987              *               987
Joshua Ellenhorn                      1,975              *             1,975
Leonard Beder                           987              *               987
Steve Aaronson                          987              *               987
Warren & Chana Fermaglich            23,835              *            23,835
Dena Levenson                           940              *               940
Elizabeth Korda                       6,585              *             6,585
Robert Korda                         19,758              *            19,758
Philip J. Hempleman                 104,982              *           104,982
Leonard Rauner                       19,090              *            19,090
Wayne Wilkey                          7,634              *             7,634
Alexander Greenberg                   7,634              *             7,634
Joel Ackerman                         3,816              *             3,816
David D. May                          5,725              *             5,725
Sanford B. Prater                     5,725              *             5,725
Kirk Balzer                           3,816              *             3,816
Green Cay Latin American Fund LDC    66,905              *            66,905
Green Cay Emerging Market Fund LDC   33,452              *            33,452
Ashline, Ltd.                       175,636              *           175,636
Charles Benchabat                       422              *               422
A.U.K. Investments                    1,244              *             1,244
Avraham Fischer                      25,162              *            25,162
Courses Investment in
Technology Ltd.                     193,638              *           193,638
Telrad Holdings LTD.                290,094          1.20%           290,094
Julie Lynn Selesny                      657              *               657
Tamar Aderet Selesny                    164              *               164
Adena R. Selesny                        164              *               164
Chaim David Selesny                     164              *               164
Yaacov Eliezer Selesny                  164              *               164
Equity Trade Finance Ltd.             8,781              *             8,781
Robert Harow                          1,316              *             1,316
Private Equity Bridge Invest Ltd.   155,050              *           155,050
___________________

*     Represents beneficial ownership of less than one percent.
(1)   Based on the number of shares outstanding on July 5, 2000.
(2) Assumes the sale of all shares of Com21 common stock offered by the Selling Shareholders. This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock divided, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of Com21's outstanding shares of common stock.

                               LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for Com21 by Wilson Sonsini Goodrich & Rosati, Professional Corporation, San Francisco, California.

                                  EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule incorporated in this prospectus by reference from Com21's annual report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

==================================         ==================================

We have not authorized any person
to make a statement that differs
from what is in this prospectus.
If any person does make a statement
that differs from what is in this
prospectus, you should not rely on
it.  This prospectus is not an
offer to sell, nor is it seeking an
offer to buy, these securities in
any state in which the offer or
sale is not permitted.  The
information in this prospectus is
complete and accurate as of its
date, but the information may
change after that date.

        TABLE OF CONTENTS

                              Page                     COM21, INC.
The Company                      1

Risk Factors                     1

Forward-Looking Statements       9

Where You Can Find More
Information                      9                  2,281,720 Shares
                                                     of Common Stock
Use of Proceeds                 10

Plan of Distribution            15

Selling Shareholders            18                  ________________

Legal Matters                   19                     PROSPECTUS

Experts                         19                  ________________




                                                      ______,2000


==================================         ==================================





                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Com21 in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.


SEC Registration Fee              $17,319
Legal Fees and Expenses	           15,000
Accounting Fees and Expenses       10,000
Printing Fees                       5,000
Transfer Agent Fees	            5,000
Miscellaneous                      10,000
                                ___________
Total                             $62,319
                                ___________

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derives an improper personal benefit.

The Registrant's Bylaws provide that the Registrant shall indemnify its directors and may indemnify its officers, employees and other agents to the fullest extent permitted by law. The Registrant believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of an indemnified party in connection with the defense of any action or proceeding arising out of such party's status or service as a director, officer, employee or other agent of the Company upon an undertaking by such party to repay such advances if it is ultimately determined that such party is not entitled to indemnification. The Registrant has entered into Indemnification Agreements with its officers and directors. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

ITEM 16.	EXHIBITS

5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1  Independent Auditors' Consent
23.2 Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in its opinion filed as Exhibit 5.1)
24.1  Power of Attorney (included on Page II-3 of this  registration statement)

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration
Statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Milpitas, State of California, on this 13th day of July, 2000.

                                               COM21, Inc.
                                      By:     /s/PETER D. FENNER
                                              __________________________
                                              Peter D. Fenner
                                              President, Chief Executive
                                              Officer and Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David L. Robertson as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of Com21 and in the capacities and on the dates indicated:


     Signature                      Title                          Date

/s/ PETER D. FENNER        President, Chief Executive Officer   July 13, 2000
    _____________________  and Director (Principal Executive
    Peter D. Fenner        Officer)


/s/ DAVID L. ROBERTSON     Vice President, Finance and Chief    July 13, 2000
    _____________________  Financial Officer (Principal
    David L. Robertson     Financial and Accounting Officer)


/s/ PAUL BARAN             Director                             July 13, 2000
    _____________________
    Paul Baran

/s/ C. RICHARD KRAMLICH    Director                             July 13, 2000
    _____________________
    C. Richard Kramlich

/s/ ROBERT C. HAWK         Director                             July 13, 2000
    _____________________
    Robert C. Hawk

/s/ JERALD L. KENT         Director                             July 13, 2000
    _____________________
    Jerald L. Kent

/s/ ROBERT W. WILMOT       Director                             July 13, 2000
    _____________________
    Robert W. Wilmot

/s/ DANIEL J. PIKE         Director                             July 13, 2000
    _____________________
    Daniel J. Pike



                             INDEX TO EXHIBITS

Exhibit Number                         Exhibit Title
_______________  ____________________________________________________________
     5.1         Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                 Corporation
    23.1         Independent Auditors' Consent
    23.2 Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in its opinion filed as Exhibit 5.1)
    24.1 Power of Attorney (included on Page II-3 of this registration statement)



                                                                  Exhibit 5.1

                OPINION OF WILSON SONSINI GOODRICH & ROSATI

                              July 13, 2000

Com21, Inc.
750 Tasman Drive
Milpitas, California  95053

     Re: Com21, Inc. Registration Statement on Form S-3 for Resale of 446,886 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Com21, Inc., a Delaware corporation (the "Company"), in connection with the registration for resale of 2,281,720 shares of Common Stock (the "Shares"), as described in the Company's Registration Statement on Form S-3 ("Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

This opinion is being furnished in accordance with the requirements of
Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company's charter documents, the corporate proceedings taken by the Company in connection with the original issuance and sale of the Shares and a certificate of a Company officer regarding (among other things) the Company's receipt of consideration upon the original issuance and sale of the Shares. Based on such review, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

                                              Very truly yours,

                                              WILSON SONSINI GOODRICH & ROSATI

                                          /s/ WILSON SONSINI GOODRICH & ROSATI


                                                                  Exhibit 23.1


                        INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration
Statement of Com21, Inc. on Form S-3 of our reports dated March 21, 2000, appearing in the Annual Report on Form 10-K of Com21, Inc. for the year ended December 31, 1999, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration
Statement.


/s/ Deloitte & Touche LLP

San Jose, California
July 13,  2000